SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MedPro Safety Products, Inc.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transactions applies:

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(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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145 Rose Street
Lexington, Kentucky 40507

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on August 23, 2011

MedPro Safety Products, Inc., a Nevada corporation (“MedPro”), will hold its annual meeting of shareholders at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado at 2:00 p.m. (MDT) on Tuesday, August 23, 2011, for the following purposes:

1.	To elect seven directors.

2.	To transact any other business that may properly come before the meeting or any adjournment or adjournments of the meeting.

The board of directors has fixed the close of business on July 6, 2011, as the record date to determine which shareholders are entitled to receive notice of the annual meeting and to vote at the meeting.

We appreciate and welcome your participation in MedPro's affairs.  Whether or not you plan to attend the annual meeting, please vote by completing, signing and dating the enclosed proxy card and returning it promptly to us in the enclosed self-addressed, postage prepaid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

By order of the Board of Directors

WALTER W. WELLER
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on August 23, 2011—the proxy statement and the annual report are available at www.medprosafety.com.

2011 ANNUAL MEETING OF SHAREHOLDERS

General Information

Date, Time and Place

The annual meeting will be held at 2:00 p.m. (MDT) on Tuesday, August 23, 2011, at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders. Your proxy is being solicited by the board of directors of MedPro. We will begin sending this proxy statement, the attached Notice of Annual Meeting of Shareholders, the proxy card and MedPro's Annual Report for the fiscal year ended December 31, 2010 to MedPro's shareholders on or about July 15, 2011.

Record Date, Quorum, Vote Required

Shareholders who owned MedPro common shares at the close of business on July 6, 2011 are entitled to notice of, and to vote at, the annual meeting. On the record date, there were 12,942,048 MedPro common shares issued, outstanding, and entitled to vote. Each person who holds common shares is entitled to one vote per common share owned on all matters voted on at the annual meeting except for the election of directors.  In the election of directors, each person may cast one vote per share for each of up to seven nominees.

There must be a quorum in order to hold a valid meeting. There will be a quorum at the annual meeting if holders of at least a majority of the outstanding shares entitled to vote at the meeting are present in person or by proxy. Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly exercised votes will be elected. All other matters that may properly come before the annual meeting will each be approved if more votes are cast in favor of the proposal than are cast against it.

The inspectors of election appointed for the meeting will tabulate votes cast by proxy or in person at the annual meeting and will determine if there is a quorum. The inspectors will treat abstentions as shares that are present and entitled to vote to determine if there is a quorum, but as not voted to determine if a matter is approved. Abstentions will have no effect on the election of directors.

Brokers who hold shares in “street name” in brokerage accounts will not have discretionary authority to vote those shares in the election of directors.

Voting and Revocation of Proxy

If your proxy card is properly signed and returned to MedPro and is not revoked, the proxy holder will vote according to your instructions. If no specific voting instructions are provided on the proxy card, your proxy holder will vote the shares represented:

•	FOR the election of the people nominated as directors in this proxy statement; and
•	In the proxy holder's best judgment on such other matters that may properly come before the annual meeting.

You may revoke your proxy at any time in one of three ways by:

•	giving written notice of the revocation to the Secretary of MedPro;
•	signing and delivering a proxy with a later date; or
•	attending and voting in person at the annual meeting.

Your proxy will not be revoked as to any matter that has already been voted on under the authority of the proxy at the time of the revocation. Your presence at the annual meeting does not by itself revoke the proxy.

Ownership of Equity Securities

The following table shows information about the beneficial ownership of MedPro common shares as of July 6, 2011 by:

•
each person known to MedPro who beneficially owns more than 5 percent of the outstanding MedPro common shares or who has filed a Schedule 13G or 13D with the Securities and Exchange Commission (SEC) with respect to MedPro shares;

•	each of MedPro's directors and nominees for director;
•	each of MedPro's executive officers named in the Summary Compensation Table; and
•	all directors and executive officers of MedPro as a group.

The table does not show the full potential effect of the conversion of our outstanding preferred stock into our common stock or the exercise of warrants to purchase our common stock.  The preferred stock may not be converted, nor may the warrants be exercised, to the extent that such a conversion or exercise would cause the holder to beneficially own more than 9.9% of the outstanding common stock.  The holder may waive the restriction 60 days after giving written notice to MedPro.

	Shares Beneficially Owned (1)
Name	Number of Shares	Percentage of class (2)

W. Craig Turner (3)	4,659,488	35.8%

Vision Opportunity Master Fund, Ltd. (4)	1,653,679	12.7

Vision Capital Advantage Fund LLC (5)	1,390,610	9.9

Gary A. Peterson (6)	964,250	7.4

Baton Development (6)	832,389	6.4

Walter W. Weller (7)	345,047	2.6

Warren Rustand (8)	243,658	1.9

C. Garyen Denning (9)	268,312	2.1

Marc T. Ray (7)	222,724	1.7

Ernest L. Fletcher	14,000	*

W. Leo Kiely III	0	—

Gregory C. Shupp	0	—

Executive officers and directors as a group (9 persons)	6,686,574	51.5%

*	Indicates less than 1%

(1)           Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, each a person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2)           Percentages are based upon 12,942,048 outstanding shares.  Shares underlying currently exercisable warrants and convertible preferred shares are deemed outstanding for determining the ownership percentage solely of the holder.

(3)           Business address is 145 Rose Street, Lexington, Kentucky 40507.  Includes currently exercisable options to purchase 25,974 shares of common stock.

(4)           The number of shares shown in the table is the number of outstanding common shares VOMF owns.  VOMF’s business address is 20 West 55th Street, New York, New York 10019.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(5)           The number of shares shown in the table is the number of outstanding common shares VCAF owns plus the number of shares issuable upon conversion of preferred stock that would increase VCAF’s beneficial ownership to 9.9%.  VCAF’s business address is 615 South DuPont Highway, Dover, Delaware 19901.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(6)           Mr. Peterson is the CEO of Baton Development. Business address is 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85255.

(7)          Includes currently exercisable options to purchase 175,974 shares of common stock.

(8)           Includes currently exercisable warrants to purchase 131,023 shares.

(9)           Includes currently exercisable options to purchase 78,830 shares of common stock.

The table on the next page shows as of July 6, 2011, the number of shares of common stock currently held by each of the groups listed below, and the number of shares that that would be held by each group assuming that all outstanding shares of our convertible preferred stock were converted and all outstanding warrants and options to purchase our common stock (whether or not currently exercisable) were exercised for cash.
•	our directors and officers as a group,
•	our other common shareholders,
•	VOMF and VCAF, and
•	our other preferred shareholders

Shareholder	Common Shares	Price Per Share (1)	Aggregate Exercise Price	Percentage of Common Stock

As of July 6, 2011
Directors and executive officers of MedPro	6,031,866			46.6%
Other non-affiliate shareholders	5,256,503			40.6%
Preferred shareholders	1,653,679			12.8%
TOTAL	12,942,048			100.0%

Assuming conversion of all preferred stock and exercise of all warrants and stock options for cash

Directors and executive officers of MedPro
Common stock	6,031,866			12.4%
Other warrants	131,023	$1.81	$237,152	0.3%
Options (2)	3,456,752	$2.03	7,024,750	7.1%
SGPF earnout shares (3)	690,608			1.4%
				21.2%

Non-affiliate shareholders
Common stock	4,970,413			10.2%
Other warrants	577,435	$2.09	1,208,657	1.2%
Employee options (2)	740,031	$2.45	1,813,586	1.5%
				12.9%

Preferred shareholders
Common stock	1,939,769			4.0%
Series A Stock	6,668,229			13.7%
Series B Stock (4)	5,975,116			12.3%
Series C Stock (5)	15,715,230			32.3%
A Warrants	512,941	$1.81	928,423	1.0%
B Warrants	512,941	$1.99	1,020,753	1.0%
Warrants issued with debt (6)	741,672	$3.44	2,550,016	1.5%
				65.9%
TOTALS	48,664,026		$14,783,337	100.0%

(1)	Represents either the conversion price of the preferred stock, or the exercise price of the warrants or options, as applicable on an average basis.
(2)	Weighted average exercise price of options awarded in 2008, 2009, 2010 and 2011.
(3)	Issuable if revenue received on products based on acquired technology exceeds $5,000,000.
(4)	Represents the common shares issuable upon the conversion of the 1,493,779 shares of Series B Stock
(5)	Represents the common shares issuable upon the conversion of the 1,571,523 Series C Stock.
(6)	The Company issued warrants with interim financing provided in 2010 by VOMF. The debt was repaid in September 2010.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Our board of directors is elected annually.  Directors serve a one-year term expiring at each annual meeting, or until their successors have been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Nominees

At the 2011 annual meeting, shareholders will elect seven directors to a one-year term.  The nominees are named in the table below and include our six incumbent directors.

Unless you instruct them otherwise, the proxy holders intend to vote the shares covered by valid proxies FOR the election of the nominees named in the table. If any of the nominees will not be available to serve as a director, the proxy holders will have the discretion to vote for a substitute. In addition, the proxy holders will have the discretion to vote or withhold their vote for any additional nominees named by shareholders. The board of directors is not aware of any other circumstances in which any of the following people would not be available to serve as a director, if elected.

None of the nominees currently serves as a director of any other public or registered investment company, nor have they held any such directorship during the past five years except as indicated below.

Name	Age	Title

W. Craig Turner	57	Chief Executive Officer and Chairman of the Board of Directors

Walter W. Weller	59	President, Director

Gary A. Peterson	59	Director

Warren Rustand	68	Director

Ernest L. Fletcher	58	Director

W. Leo Kiely III	64	Director

Carl Kleidman	53	Director

W. Craig Turner is the founder of MedPro and has been Chairman of the board of directors of our predecessor since its inception. He was appointed Chairman of our Board of Directors when our merger took effect in December 2007. Mr. Turner is also the President and Chairman of the Board of Directors of CRM Companies, Inc., a real estate development company specializing in the development of commercial and industrial properties with more than 450 employees. At CRM Properties, Mr. Turner has been responsible for the development of over $250 million in commercial and industrial properties. Previously, Mr. Turner served as Director of Industrial Development for the Commonwealth of Kentucky under then Governors John Y. Brown and Martha Layne Collins. Mr. Turner is the father-in-law of C. Garyen Denning.

Walter W. Weller has been President of MedPro since 2003 and served as the Chief Operating Officer of from 1993 through March 2011. He was appointed as a Director of MedPro in December 2007. Mr. Weller has been responsible for MedPro’s product strategy, building customer relationships with key channel partners, and coordinating day to day activities for the Company. Before joining MedPro, Mr. Weller spent approximately ten years working in manufacturing, seven years in financial and operational management, and five years working with financial software design and implementation services. He participated in developing legislation that subsequently was enacted as the federal Needlestick Prevention Act.

Gary A. Peterson was appointed as a Director when our merger took effect in December 2007. He also served as a director of our predecessor since 1998 and as its President and Chief Executive Officer from 1998 to 2003.  Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and has been the Managing Member of BATON Ventures LLC and PSF Health Care LLC, and a Venture Partner in Affinity Ventures II LLC, all venture capital funds.  Mr. Peterson has spent over 35 years in the medical device and health services business and has served as a director of numerous public and private companies.  He was co-founder and Chief Operating Officer and Executive Vice President of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed Schneider USA. Schneider has since been sold to Boston Scientific for over $2 billion. Before starting Angiomedics, Mr. Peterson was responsible for product management and long term planning for Cardiac Pacemakers, Inc. (which became Guidant and was subsequently acquired by Boston Scientific) and held various sales and marketing management positions with Renal Systems, Inc. (now Minntech).

Warren Rustand was appointed as a Director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 41 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former US President Gerald Ford.

Dr. Ernest L. Fletcher, who served as Governor of the Commonwealth of Kentucky from 2003 to 2007, was appointed a director in October 2008.  Governor Fletcher was elected to the United States House of Representatives in 1998 from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and was selected to chair the Policy Subcommittee on Health.  His legislative career began in 1995 as a State Representative for Kentucky’s 78th District.  He has also been an Air Force fighter pilot, engineer, family doctor, lay minister, state legislator, and United States Congressman.  Governor Fletcher was a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation.  He is currently a business development and healthcare consultant.

W. Leo Kiely III was appointed a director in October 2008.  He has been Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, since June 2008.  Mr. Kiely became President and Chief Executive Officer of Molson Coors Brewing Company in February 2005.  He served as President and Chief Operating Officer of Coors Brewing Company from March 1993 to May 2000. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo and Ventura Coastal Corporation, a division of Seven Up Inc.

Carl Kleidman was elected as a director in August 2010.  He is the Managing Director of Investments of Vision Capital Advisors LLC, a hedge fund manager with over $750 million of assets under management. Before joining Vision in November 2007, Mr. Kleidman served as a Managing Director at Centrecourt Asset Management from January to November 2007, and at ComVest Investment Partners from 2002 through 2005. He has also served as Head of Investment Banking at Commonwealth Associates and Barington Capital Group, and was a partner at the law firm of Shea and Gould. Mr. Kleidman is a director of Novaray Medical, Inc., a medical imaging company.  Mr Kleidman is expected to be appointed as VOMF’s board representative pursuant to a Note Purchase Agreement dated February 8, 2010, as amended from time to time, which grants VOMF the right to appoint one representative to our board of directors.

During 2010, the MedPro board of directors met 3 times.  Each director attended at least 75 percent of all meetings of the board of directors and of the committees on which he or she served during the year.  MedPro encourages its directors to attend the annual meeting of shareholders, and all directors attended the 2010 annual shareholders meeting, except Ernest L. Fletcher and W. Leo Kiely III.

Executive Officers of MedPro

The executive officers of MedPro are W. Craig Turner and Walter. W. Weller, whose experience is described above, and Marc T. Ray, Gregory C. Schupp and C. Garyen Denning.

Marc T. Ray, age 57, was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and as a member of the Board of Directors of MedPro from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 34 years of experience. From November 2004 to October 2007 Mr. Ray served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. From 1976 through 1978 and 1982 through January 1994, Mr. Ray was employed or was a partner with Coopers & Lybrand, a predecessor of PriceWaterhouseCoopers.  In the intervening years, Mr. Ray was employed as a financial analyst with a fortune 500 company and was a partner in a local accounting firm.

Gregory C. Schupp, age 56, was appointed Chief Operating Officer effective April 23, 2011.  Mr. Schupp previously had served since 2009 as Director of Operations, G.M. of United States manufacturing for the Sorin Group, a global medical device manufacturer and distributor based in Milan, Italy.  From 2005 through 2008, he served as Vice President Operations of the New Jersey facilities of Maquet, Inc., a global medical equipment company headquartered in Rastatt, Germany.  Mr. Schupp has served in strategic and operational positions for medical and telecommunications manufacturers for over twenty years.

C. Garyen Denning, age 31, was appointed Executive Vice President in March 2011, having previously served as Director, Program Management since joining MedPro in February 2006. He previously served as a sales manager for a distribution company.  Mr. Denning received his undergraduate degree in economics from Wake Forest University and a master’s degree from the Warrington College of Business Administration at the University of Florida.  Mr. Denning is the son-in-law of W. Craig Turner.

Director Independence

Our Board of Directors is currently composed of seven members. Four of our directors, Messrs. Peterson, Kiely and Kleidman and Dr. Fletcher, are independent under the definition of the NASDAQ Stock Exchange. Messrs Turner and Weller are officers and employees. SC Capital, for which Mr. Rustand is a Managing Director, received cash and equity compensation for financial services provided in connection with the merger, the private placement and the Senior Notes issued in 2010.  It also receives a fee under an advisory services agreement described below.

Board Leadership Structure and Risk Oversight

The Board of Directors currently combines the role of Chairman with the role of Chief Executive Officer. The Board of Directors believes this provides an efficient and effective leadership model, as MedPro is a smaller reporting company with relatively few employees in which its Chairman holds approximately 35.8% of the voting shares.  Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making, and alignment on corporate strategy.

No single leadership model is correct for all companies at all times. The Board of Directors recognizes that depending on the circumstances another leadership model, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board of Directors will continue to review and assess its leadership structure.

Committees of the Board of Directors

The standing committees of MedPro's board of directors are its audit committee, executive compensation committee and nominating committee. These standing committees were established in 2008. The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified. The charters of each of the standing committees of our board of directors are available on our corporate website at www.medprosafety.com.

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of MedPro's financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews MedPro's financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.

The current members of the audit committee are Messrs. Peterson and Kiely and Dr. Fletcher, which Mr. Peterson chairs.  As described above, each of the committee members is an independent director.  Mr. Kiely qualifies as an audit committee financial expert. The audit committee met four times during 2010.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to MedPro's Chief Executive Officer, evaluates the performance of the Chief Executive Officer, and administers MedPro's 2008 Stock and Incentive Compensation Plan.  The Chief Executive Officer determines the compensation of the other executives and employees under guidelines for incentive compensation approved by the executive compensation committee.  The current members of the executive compensation committee are Messrs.  Rustand, Fletcher and Kiely, which Mr. Kiely chairs. The executive compensation committee did not hold any formal meetings during 2010.

Nominating Committee

The nominating and governance committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to MedPro's Articles of Incorporation and Bylaws.  The current members of the nominating and governance committee are Messrs. Peterson, Rustand, and Kleidman which Mr. Kleidman chairs. The nominating committee did not hold any formal meetings during 2010.

Nomination Policy

In evaluating candidates for director, the corporate governance and nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and MedPro as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because the needs of the board and Company may change from time to time. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of MedPro.  MedPro did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of MedPro's bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee's consideration should submit the candidate's name and qualifications to the Company's Secretary by fax to (859) 225-5347 or by mail to Walter W. Weller, Secretary, MedPro, Inc., 145 Rose Street, Suite 200, Lexington, Kentucky 40507.

Nominations by shareholders may also be made in the manner provided by our bylaws.  Our bylaws provide that a shareholder entitled to vote for the election of directors may make nominations of person for election to our board of directors at a meeting of shareholders by complying with required notice procedures.  Nominations must be made by written notice and the notice must be received at our principal executive office not less than 60 days nor more than 90 days before the date of the annual meeting during the preceding calendar year; provided however, that if less than 31 days’ notice of the meeting is given to the shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders or public disclosure of the date of the annual meeting was made, whichever occurs first.

As to each person the shareholder proposes to nominate for election or re-election as a director, the notice must specify:

•	the name, age, business address, and if known, residence address of the person
•	the principal occupation or employment of the person
•	the number of shares of our stock that are beneficially owned by the person
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors under Regulation 14A of the Securities Exchange Act; and

As to the shareholder giving the notice, the notice must specify:

•	the name and record address of the shareholder and any holder of record of the shareholder’s shares;
•
the number of shares of our capital stock that are beneficially owned by the shareholder making the nomination and by any holder of record of the shareholder’s shares as of the date of the  notice, and a representation that the nominating shareholder shall notify the Corporation in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date;

•	a description of any agreement, arrangement or understanding with respect to the nomination between the nominating shareholder and any of its affiliates or associates, and any other persons;
•
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) by, or on behalf of, the nominating shareholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such shareholder with respect to our shares;

•	a representation that the nominating shareholder intends to appear in person or by proxy at the meeting to propose the nomination; and
•	a representation whether the nominating shareholder intends to deliver a proxy statement or otherwise to solicit proxies from shareholders in support of the nomination.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.  At any meeting of shareholders, the presiding officer may disregard the purported nomination of any person not made in compliance with the bylaw procedures.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of MedPro's Secretary, Walter W. Weller, 145 Rose Street, Lexington, Kentucky 40507, or by fax to (859) 225-5347. The nominating committee is considering procedures for handling correspondence received by MedPro and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Code of Ethics

We have adopted a code of ethics applicable to directors, officers and employees, which is included with our Code of Conduct and is posted on our website at  www.medprosafety.com . If we amend or waive any of the provisions of the Code of Conduct applicable to our directors, executive officers or senior financial officers, we intend to disclose the amendment or waiver on our website. We will provide to any person without charge, upon request, a copy of the Code of Conduct. You can request a copy by contacting MedPro's Secretary, Walter W. Weller, 145 Rose Street, Lexington, Kentucky 40507, or by fax to (859) 225-5347.

Conflicts of Interest

Certain conflicts of interest may exist from time to time between MedPro and certain officers and directors due to the fact that some of them may have other business interests to which they devote their attention. Some of our officers and directors may continue to do so notwithstanding the fact that management time should be devoted to our business. MedPro has not established policies or procedures for the resolution of current or potential conflicts of interest between us, our officers and directors or affiliated entities. There can be no assurance that our management will resolve all conflicts of interest in favor of us, and conflicts of interest may arise that can be resolved only through the exercise by management of their best judgment as may be consistent with their fiduciary duties.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Certain Relationships and Related Party Transactions

The following section describes transactions between MedPro and its directors, executive officers and their affiliates since January 1, 2009.

Technology Development and Option Agreement

On August 24, 2007, we entered into a Technology Development and Option Agreement (the “Technology Agreement”) with SGPF, LLC.  W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF.  SGPF was established to acquire technology underlying a family of prefilled safety syringe products (the “Blunt Technology”) that we believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

SGPF acquired the Blunt Technology from Visual Connections, Inc., a San Diego, California design and development firm, and its founder, Hooman Asbaghi, in 2007.  SGPF paid an initial transfer payment of $250,000 and agreed to pay Visual Connections transfer payments totaling $2,750,000 in installments over three years beginning in 2007.  SGPF also agreed to pay a royalty of 5% of the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

The Technology Agreement requires SGPF to acquire the Blunt Technology.  MedPro agreed to direct the development of the Blunt Technology with the objective of fully commercializing it as quickly as possible, and to pay up to $375,000 towards the cost of development.  MedPro also acquired the option to purchase the Blunt Technology from SGPF.  The Technology Agreement originally provided that MedPro would pay the following amounts upon exercise of the option:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable to Visual Connections, including reimbursement of any installments previously paid by SGPF; and
•
$2,500,000 payable in common stock to SGPF, based on a value of $1.81 per common share, which was the value agreed upon in our agreement with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.

MedPro also agreed to assume the obligation to pay the royalties to Visual Connections on sales of any products based on the Blunt Technology.

On September 8, 2008, we agreed to amend the Technology Agreement, which was a condition to our receiving a commitment from the holders of our Series J warrants to exercise those warrants in full for cash by November 1, 2008.  The amendment:

•
increased the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date under its agreement with the original holders of the technology; and

•	reduced the portion of the exercise price payable in shares of newly issued shares of our common stock from $2,500,000 to $1,250,000, based on a value of $1.81 per common share.

The amendment took effect on September 30, 2008, when the following events occurred (a) the holders of our Series J Warrants had exercised them for at least $6.5 million in cash by that date, and (b) we exercised our option to purchase the Blunt Technology.  The purchase closed in October 2008, at which time MedPro paid the cash portion of the purchase price, and the parties further amended the Technology Agreement to provide that the stock portion of the purchase price would be issued to SGPF only upon the occurrence of one of the following events:

•	Within 30 days of MedPro’s realization, on a cumulative basis, of $5,000,000 of gross sales revenue from the Blunt Technology, or
•
A ‘change of control’ of MedPro, defined as any event or set of circumstances, including but not limited to the termination of his employment, whereby W. Craig Turner ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of MedPro; or

•	The sale or licensing of any part of the Blunt Technology intellectual property to another entity.

As a result of its exercise of the option, MedPro assumed the obligation to pay the six quarterly patent transfer payments of $250,000 then remaining, or a total of $1,500,000.   These payments totaled $1,250,000  in 2009, and the final payment of $250,000 was made in 2010.

Ongoing Relationships

Lease

We leased our office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease. The lease runs through 2012 at a monthly rent of $6,975, with an option for two five-year extension options. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.  On March 25, 2011, we moved to new offices and are no longer occupying the previous space.  We are actively seeking an occupant for our previous offices and will terminate the previous lease when we find a new tenant for that space.

Advisory Agreements with SC Capital Partners

SC Capital Partners, LLC served as a financial advisor in connection with the December 2007 private placement to VOMF and other investors.  For those services, SC Capital received a total of $1,040,000 in cash, 593,931 newly issued shares of common stock and warrants to purchase 533,458 shares of common stock.  The warrants, which SC Capital assigned, are exercisable at an exercise price of $1.81 and have substantially the same terms as our Series A warrants.  Upon completion of the merger, Warren Rustand, Managing Partner of SC Capital, became a MedPro Director.

In March 2008, we entered into a financial advisory agreement with SC Capital. SC Capital has agreed to provide us with advisory services, finder services, merger and acquisition services and strategic alliances services.  On January 11, 2010, we signed a new agreement with SC Capital on substantially similar terms.  The current contract has an initial 24 month term and may continue on a month to month basis until terminated by 30 day notice.

We pay SC Capital a consulting fee of $15,000 per month until the agreement is terminated.  We agreed to pay additional compensation to SC Capital in connection with any definitive agreements we enter into with parties specifically identified by SC Capital during and within 24 months after termination of the agreement.  For an equity financing transaction, we must pay SC Capital a consulting fee equal to 8% of the principal cash amount of all securities and institutional and secondary financings introduced by SC Capital and provide SC Capital with warrants to purchase a number of shares or units equal to 8% of the number of shares or units sold under the equity financing.  In a debt financing transaction, we must pay SC Capital a consulting fee equal to 3% of any gross proceeds received by MedPro in connection with a debt financing.  In a committed debt facility, the fee owed to SC Capital is to be calculated on the gross available amount committed to us.  In connection with any merger and acquisition transaction occurring during the term of the agreement, SC Capital would be entitled to 2.5% of the total transaction consideration for the first $20 million and 2.0% for any amount over $20 million.  For strategic alliances or other business realignments resulting from SC Capital’s services, we must pay a consulting fee equal to 8% of the value of the transaction.

During 2009 we paid SC Capital a financing fee of $240,000, equal to 8% of the $3,000,000 received in connection with the March 24, 2009 exchange of warrants for Series “C” Preferred Stock with VCAF and VMOF.  During 2010, we paid SC Capital $600,000 in fees in connection with our issuance of $30,000,000 of 14% Senior Notes due 2016.

Other Transactions in Which Related Parties Have an Interest

In 2009, we paid Mr. Turner $87,500 and Mr. Weller $45,833 for management services, which amounts had been accrued and recorded in our 2007 financial statements.  Mr. Weller also received payments totaling $66,576 in 2009 for unpaid compensation owed for years before 2007.

C. Garyen Denning, MedPro’s Executive Vice President, is the son-in-law of W. Craig Turner, our Chairman.  Mr. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $157,883 during 2010.

Bethany Denning, MedPro’s Director of Human Resources, is the wife of C. Garyen Denning, our Executive Vice President and the daughter of W. Craig Turner, our Chairman.  Ms. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $106,617 during 2010.

2010 VOMF Bridge Loans

During 2010, MedPro borrowed a total of $2,800,000 from VOMF under the terms of a series of short-term bridge loans to MedPro with additional financial flexibility.

Under the terms of the financing agreements, we agreed to add a representative of VOMF to our board of directors upon VOMF’s request.  Other covenants provided that without the written consent of VOMF, we would not guarantee or incur additional indebtedness in excess of $100,000, other than trade accounts payable incurred in the ordinary course of business, refinancing of current indebtedness, and financing secured by purchase money liens, liens on equipment and other permitted liens.  We also agreed not to sell any of our properties, assets and rights including, without limitation, our software and intellectual property, to any person except for sales to customers in the ordinary course of business; or with the prior written consent of VOMF.

In consideration of these loans, we issued to VOMF warrants to purchase shares of our common stock at either $4.00 or $3.00 per share.  Each warrant has a five-year term.  Each warrant provides that the warrant price will adjust if specified corporate transactions occur, including a provision that if we issue any additional shares of common stock at either a price per share less than the warrant exercise price (or the adjusted price then in effect) or without consideration, then the warrant price will adjust to the price per share paid for the additional shares of common stock upon each such issuance.

The $2,800,000 outstanding principal balance of the VOMF bridge loans plus accrued interest of $57,214 were paid in full on September 1, 2010.  The following table shows the dates and amounts of the VOMF bridge loans and information about the related warrants.

Date	Loan Amount	Loan Interest Rate	Warrants	Warrant Price
2/26/10	$850,000	6%	212,500	$4.00
3/31/10	450,000	6%	112,500	$4.00
4/30/10	250,000	7%	208,334	$3.00
6/3/10	300,000	7%	50,001	$3.00
6/30/10	450,000	7%	75,002	$3.00
8/5/10	500,000	7%	83,335	$3.00
	$2,800,000		741,672

Executive Compensation

The Summary Compensation Table below shows the compensation earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

W. Craig Turner,	2010	$354,489	$253,000	-	-	$32,290	$639,779
Chairman and	2009	296,160	75,000	$31,507	-	41,590	444,257
Chief Executive	2008	251,206	-	5,103,000	-	285,413	5,639,619
Officer

Walter W. Weller,	2010	$311,143	$63,550	$90,442	-	$33,553	$498,688
President and	2009	264,408	62,000	49,407	-	41,160	416,975
Chief Operating	2008	204,727	-	5,103,000	-	34,754	5,342,481
Officer

Marc T. Ray,	2010	$229,633	$43,050	$90,442	-	$40,224	$403,349
Chief Financial	2009	216,715	42,000	49,407	-	38,339	346,461
Officer	2008	179,634	-	1,701,000	-	28,188	1,908,822

(1)
The Executive Compensation Committee awarded Mr. Turner a discretionary bonus on February 2, 2011, based on 2010 performance and in connection with the financing completed in 2010.  The amount of the bonus was not determinable at year end, and the Company did not accrue and charge these expenses until 2011 when all events to determine the amount of the bonus had occurred.

(2)
Represents the aggregate grant date fair value recorded under ASC 718 with respect to stock options awarded to the named executive on August 18, 2008 and May 27, 2009.  The terms of these awards are described under “Stock Option Awards,” below.

(3)	The following table shows the various components of All Other Compensation paid in 2009.

Name	Fee for Personal Guarantee (4)	Profit Sharing Amount	401(k) Match	Group Term Life	Health Savings Account Contribution	Totals

Mr. Turner
2010	—	$17,200	$9,800	$1,290	$4,000	$32,290
2009	—	22,700	13,600	$1,290	4,000	41,590
2008	$250,000	28,954	1,546	913	4,000	285,413

Mr. Weller
2010	—	$20,463	$9,800	$1,290	$2,000	$33,553
2009	—	22,700	15,170	1,290	2,000	41,160
2008	—	28,954	2,762	1,038	2,000	34,754

Mr. Ray
2010	—	$25,134	$9,800	$1,290	$4,000	$40,224
2009	—	22,700	10,349	1,290	4,000	38,339
2008	—	21,781	1,494	913	4,000	28,188

(4)           Mr. Turner received a fee in 2008 for his personal guarantee of our bank indebtedness.

Stock Option Awards

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan (the “2008 Plan”) and awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share.  The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.  The options may be exercised only during the 30-day period ending on January 31, 2013.  If before that date, the recipient terminates service with us or a change of control of our company (as defined in the 2008 Plan) occurs, then the recipient must exercise the options 30 days after the event.

On May 27, 2009, we awarded incentive stock options to our employees.  Our three executive officers each received options to purchase 29,574 shares of common stock.  The options awarded to Messrs. Weller and Ray have an exercise price of $3.85 per share, which was the trading price of our common stock on the grant date, and a ten-year term. The options awarded to Mr. Turner have an exercise price of $4.24 per share, or 110% trading price of our common stock on the grant date, and a five-year term.  The options were exercisable upon grant.

On September 29, 2010, the Company awarded nonqualified stock options to all employees, except the CEO, to purchase shares totaling 575,500.   The options have an exercise price is $2.70 per share and a ten year term.  Messrs. Weller and Ray were each awarded options to purchase 150,000 shares.

On February 2, 2011, the Executive Compensation Committee approved awards of service-based and performance-based options to our CEO, Mr. Turner.  On that date, he was granted options to purchase 300,000 options at an exercise price of $2.62 per share, the average of the bid and ask price on the date of grant. Options for 100,000 shares will vest on each of December 31, 2011, 2012 and 2013 if Mr. Turner continues to serve as CEO on each date.  The Committee also approved a future award of options to purchase 300,000 shares upon the achievement of performance goals.  Options for up to 100,000 shares will become exercisable annually if and to the extent that the Company achieves predetermined goals for financial results, business and product development, capital market milestones, and organizational initiatives in each of 2011, 2012, and 2013.   The performance-based options will be granted when the Executive Compensation Committee establishes specific performance criteria. The service-based options approved on February 2, 2011 are not reflected in the 2010 financial statements because they were not approved or granted until 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the stock options held by the named executives at December 31, 2010. We have not awarded restricted stock to our executives.

	Option Awards
(a)	(b)	(c)	(d)	(e)		(f)
Name and Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Shares, Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)		Option Expiration Date

W. Craig Turner
8/19/08	-	1,050,000	n/a	1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	$4.24		5/27/14

Walter W. Weller
8/19/08	-	1,050,000	n/a	1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	3.85		5/27/19
9/29/10	150,000	-	n/a	2.70		9/29/20

Marc T. Ray
8/19/08	-	350,000	n/a	1.81	(1)	1/31/13	(2)
5/27/09	25,974	-	n/a	3.85		5/24/19
9/29/10	150,000	-	n/a	2.70		9/29/20

(1)
The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants for $13 million on December 28, 2007.

(2)
The options may only be exercised during a 30-day period ending on January 31, 2013.  If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options within 30 days after the event.

Option Exercises and Stock Vested

No options were exercised and no stock awards vested during 2010.

Employment Agreements

MedPro has entered into employment agreements with its each of its executive officers. Each employment agreement extends for an initial three-year term, subject to automatic one-year extensions thereafter, unless we or the executive provide prior written notice of intent not to renew.  The initial terms of the employment agreements expire on the following dates:

W. Craig Turner	June 30, 2012
Walter W. Weller	September 30, 2012
Marc T. Ray	December 31, 2011
Gregory C. Schupp	April 24, 2014
C. Garyen Denning	December 31, 2013

Each of the employment agreements provides that the named executive officer will be paid a base salary and is eligible for a bonus of up to a specific percentage of base salary.  The annual base salaries and maximum bonus percentages for 2011 are currently as follows:

Name	Annual Salary	Maximum Bonus (% of annual salary)
W. Craig Turner	$395,000	100%
Walter W. Weller	315,000	100%
Marc T. Ray	233,000	70%
Gregory Schupp	230,000	70%
C. Garyen Denning	185,000	70%

The board of directors has sole discretion to increase the base salary and determine the amount of and criteria for any bonus for Messrs. Turner and Weller.  Either the board of directors or the CEO can increase the base salary and determine the amount of and criteria for any bonus for the other executive officers, subject to applicable corporate governance requirements of any securities exchange on which our common stock may be listed.

On February 2, 2011, the Executive Compensation Committee increased Mr. Turner’s base compensation to $395,000 per year as of January 1, 2011.  The Committee also determined that, beginning in 2011, Mr. Turner’s cash incentive compensation will be based on achievement of specific, measurable annual performance goals as established by the independent members of the Board of Directors at the beginning of each fiscal year.  The goals will include four categories: (1) financial results; (2) business/product development milestones; (3) capital market milestones; and (4) organizational/talent initiatives.  The payout as a percentage of base compensation will be 50% for achieving a threshold level, 100% for achieving a targeted level, and 150% for achieving a maximum level.

Each of the executives is entitled to participate in our stock option and incentive compensation arrangements for management and in our employee benefit plans, policies and practices on the same terms and conditions as other employees, including vacation and holiday time. We agreed to grant Mr. Schupp was granted options to purchase 50,000 shares at market value upon commencement of his employment.  These options will vest one year after the date of grant.

Each agreement contains confidentiality, non-solicitation and non-competition covenants.  The executive agrees not to encourage employees to leave the Company, encourage customers to terminate their relationships with the Company, and compete with the Company during his employment and during a restricted period.  For Messrs. Turner and Weller, the restricted period extends for six months after terminating employment.  For the other executives, the restricted period ends on the later of (i) the expiration of the term of his employment agreement or (ii) two years after terminating employment.  Each executive also agrees to maintain the confidentiality of the Company’s information during and after employment with the Company.

The employment agreements provide that if the executive voluntarily terminates his employment, or if we terminate the executive for cause (as defined in the employment agreement), then we have no further obligations to the executive after the date of termination.  Should we terminate the executive other than for cause, we must continue to pay the executive’s monthly base salary (but no other amounts related to any employee benefit plans and no further accrual of vacation, sick or holiday time) until the end of the term of the agreement, subject to and in exchange for any written releases we deem appropriate.

Our agreements with Messrs. Turner and Weller provide that upon termination of employment following a “change of control,” the executive will receive a single sum payment in an amount equal to his monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), based on the monthly base salary in the month in which such termination occurs.

The employment agreements for Messrs. Turner and Weller define a "change of control" as the occurrence of one of the following events:

•	any person or group acquires ownership of our stock that, together with stock held by that person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

•
any person or group acquires, during a 12-month period ending on the date of the most recent acquisition by that person or group, ownership of stock possessing 30% or more of the total voting power of the stock of our Company,

•
a majority of the members of our board of directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election.

•
any person or group, during a 12-month period ending on the date of the most recent acquisition by that person or group, acquires assets from our Company or a parent entity that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before the acquisition or acquisitions.

There is no change of control in the event of a transfer to an entity that is controlled by the shareholders of our company immediately after the transfer.  In addition, the transfer of our assets to one of the following recipients will not constitute a "change of control":

•	a shareholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock;
•	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us;
•	a person or group that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock; or
•	a person, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding subparagraph.

We have agreed to pay Messrs. Turner and Weller the amount of any state, local or federal tax incurred as a result of payments made to either of them that would not have been imposed but for the occurrence of a change of control.

Mr. Ray’s employment agreement provides that upon a change of control any amounts he would be due in connection with any unexpired term may be accelerated, without discount, at his discretion.  His employment agreement defines a “change of control” as (1) a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers, or (2) any sale, merger, consolidation or leveraged buyout resulting in our company no longer being public as a standalone company.  We have agreed to indemnify Mr. Ray against any excise tax (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of payments as a result of a change of control.

The agreements for Messrs. Turner and Weller provide for them to have the use of a personal assistant.  Mr. Schupp’s contract also provides for aggregate moving expenses, relocation costs, transportation costs and temporary living expenses of $62,000.

Director Compensation

None of MedPro’s directors other than executive officers received cash compensation for service as a director during 2010.  Messrs. Peterson and Rustand were each awarded options to purchase 100,000 shares on August 18, 2008, on the terms described under “Stock Option Awards,” above.  Amounts paid to Messrs. Turner and Weller were included in the Summary Compensation Table.  On August 24, 2009, Messrs. Fletcher and Kiely were each awarded 50,000 share options each at the same exercise price and on the same terms as the options awarded to Messrs. Peterson and Rustand on August 18, 2008.

Report of the Audit Committee

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and directing to MedPro's management in the best long-term interests of MedPro and its shareholders. The audit committee serves to oversee MedPro's accounting and financial reporting process and audits of MedPro's financial statements on behalf of the board.  The committee assists the board in its general oversight of MedPro's financial statements, accounting and financial reporting principles, internal control over financial reporting, and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal control over financial reporting. The independent auditing firm Rodefer Moss & Co., PLLC is responsible for performing an independent audit of the consolidated financial statements in accordance with U.S. generally accepted auditing standards.

In fulfilling its oversight responsibilities, the audit committee reviewed with management and with Rodefer Moss & Co., PLLC the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2010.  In the course of their review, the audit committee discussed with management the quality and the acceptability of significant financial reporting issues, the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The audit committee reviewed with Rodefer Moss & Co., PLLC their judgments as to the quality, and not just the acceptability, of MedPro's accounting principles and such other matters as are required to be discussed with the audit committee under U.S. generally accepted auditing standards. Rodefer Moss & Co., PLLC also provided to the audit committee the written disclosures of all independence-related relationships as required by professional standards and other regulatory requirements and the communications required under Statement on Auditing Standards No. 61 (Communications with Audit Committee).

The audit committee discussed with the independent auditors the overall scope and plans for their audit and pre-approved the audit services and permitted non-audit related services to be performed by them. The audit committee adopted a fee schedule for the audit, other audit related services and other anticipated services. In addition the audit committee considered any proposed services that had not been approved as part of the annual process.

The audit committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of MedPro's internal control over financial reporting, and the overall quality of MedPro's financial reporting. The audit committee also meets periodically with MedPro's chief financial officer about significant risks and exposures and assesses actions taken to minimize such risks.  The audit committee also reviewed and discussed MedPro's progress on compliance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board directed) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The audit committee has selected Rodefer Moss & Co., PLLC as MedPro's independent auditors for the year ending December 31, 2011.

AUDIT COMMITTEE
Gary A. Peterson, Chair
Dr. Ernest L. Fletcher
Leo Kiely III

 Principal Accountant Fees and Services.

The following table presents fees for professional services rendered by Rodefer Moss & Co, PLLC for the audit of the company’s annual financial statements for 2010 and 2009 and fees billed for other services rendered by Rodefer Moss & Co, PLLC.

	2010	2009
Audit fees	$92,000	$88,000
Audit-related fees	34,683	32,211
Audit and audit-related fees	126,683	120,211
Tax fees	—	—
All other fees	300	—
Total fees	$126,983	$120,211

Audit fees include fees for the audit of the annual financial statements and reviews of the condensed financial statements included in our quarterly reports.  Audit-related fees relate principally to audit-related and review services associated with registration statements filed with the Securities and Exchange Commission.

INDEPENDENT AUDITORS

The audit committee has selected the firm of Rodefer Moss & Co., PLLC as the independent auditors for MedPro to audit its financial statements for the fiscal year ending December 31, 2011. Rodefer Moss & Co., PLLC has served as the independent auditors for MedPro for all fiscal years beginning with the fiscal year ended December 31, 2006 and is, therefore, familiar with the affairs and financial procedures of MedPro. A representative of Rodefer Moss & Co., PLLC is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

OTHER MATTERS

Shareholders' Proposals for the 2012 Annual Meeting

Under Rule 14a-8 promulgated under the Exchange Act, MedPro shareholders may present proposals to be included in the MedPro proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to MedPro in a timely manner. Any such proposal must comply with Rule 14a-8.

To be included in the proxy statement for MedPro's 2012 annual meeting, a shareholder must submit a matter to be raised at the 2012 annual meeting no later than March 17, 2012, and must include a brief description of the business, the reasons for conducting such business, any material interest the shareholder has in such business, the name and address of the shareholder as they appear on MedPro's books and the class and number of MedPro common shares the shareholder beneficially owns.  SEC Rule 14a-8 sets forth standards for what shareholder proposals MedPro is required to include in a proxy statement for an annual meeting.  A matter a shareholder proposes to raise at the 2012 annual meeting will be considered untimely unless MedPro receives notice of the matter the shareholder intends to raise after May 25, 2012, which is 90 days before the date one year after MedPro’s 2011 annual meeting, and before June 24, 2012, which is 60 days before the date one year after MedPro’s 2011 annual meeting.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and executive officers and people who own more than 10 percent of our common shares to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission. Based on a review of these reports, there were no late filings other than by Mr. Turner who filed a report after February 14, 2011 to report gift transactions during 2010, and one report filed late by each of Mr. Weller and Mr. Ray to report option grants in September 2010.

Miscellaneous

The board of directors does not know of any other business to be presented for consideration at the meeting. If other matters properly come before the meeting, the persons named in the accompanying proxy form intend to vote on such matters based on their best judgment.

MedPro will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, directors, officers and regular employees of MedPro (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the shareholders they represent and MedPro will reimburse them for their expenses.

MedPro will furnish, without charge, to each person whose proxy is being solicited, upon request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, including the financial statements, notes to the financial statements and the financial schedules contained in the report. MedPro will also furnish copies of any exhibits to the report upon request, but may charge a reasonable copying charge for them. Shareholders should address requests for copies of any of these materials to Walter W. Weller, Secretary, MedPro Safety Products, Inc., 145 Rose Street, Lexington, Kentucky 40505.

By order of the Board of Directors

WALTER W. WELLER
Secretary

*********************************

Please date, sign and return the enclosed proxy card in the enclosed envelope at your earliest convenience. Postage is not required if it is mailed in the United States.

MedPro Safety Products, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, a shareholder of MEDPRO SAFETY PRODUCTS, INC., a Kentucky corporation (“MedPro”), hereby appoints MARC T. RAY and L. RAY KEMP, and each of them, the true and lawful attorneys and proxy holders with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common shares of MedPro which the undersigned would be entitled to vote if personally present at the Meeting of Shareholders to be held at JW Marriott Cherry Creek, 150 Clayton Lane, Denver, Colorado on Tuesday, August 23, 2011 at 2:00 p.m. local time, and at any adjournment thereof.

The undersigned hereby revokes all proxies heretofore given and ratifies and confirms that the proxy holders appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Meeting and Proxy Statement and a copy of MedPro's Annual Report for the period ended December 31, 2010.

1.             ELECTION OF DIRECTORS

Ernest L. Fletcher	W. Leo Kiely III
Carl Kleidman	Gary A. Peterson
Warren Rustand	W. Craig Turner
Walter W. Weller

☐	Vote FOR all nominees listed above

☐	WITHHOLD AUTHORITY (except as stated below) to vote for all nominees listed above

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

DISCRETIONARY AUTHORITY:  The proxy holders shall have discretionary authority to vote with respect to all other matters that may properly come before the meeting.

This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

This proxy, when properly executed, will be voted in accordance with any directions given and as provided in the accompanying proxy statement. Unless otherwise specified, the proxy will be voted FOR the listed nominees.  The Board of Directors recommends a vote FOR all of the listed nominees.

Signature	Date

Signature, if held jointly	Date

Please sign exactly as shares are registered. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, please  indicate the capacity in which signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.